UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

May 11, 2012
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Stellar Pharmaceuticals Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Ontario, Canada
(STATE OR OTHER JURISDICTION OF INCORPORATION)

0-31198	Not Applicable
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

57 Martin Street, Milton, Ontario, Canada L9T 2R1
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(519) 434-1540
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May11, 2012, Stellar Pharmaceuticals Inc. (the “Company”) entered into a Loan & Security Agreement (the “Agreement”) with Midcap Financial LLC (“Midcap”), that provides for aggregate term loan commitments of US$6.0 million. The Company received the first tranche of US$3.5 million on the execution date of the Agreement. The second tranche of US$2.5 million may be advanced to the Company only (a) if the Company first raises an amount of not less than US$6.0 million in the aggregate from (i) equity investors, (ii) an upfront payment from a pharmaceutical joint venture in which the Company participates, or (iii) a combination of (i) and (ii) or (b) if Midcap has agreed to activate the second tranche following the acquisition or licensing by the Company of a product by any other company following the closing date.

The term loan will mature on May 11, 2015, and shall be repaid on a straight-line amortization basis, with the first six months being an interest-only period and commencing on the seventh month the principal shall be amortized in equal monthly amounts through the maturity date. In addition, in connection with each closing of a loan tranche, Stellar will grant Midcap a warrant to purchase shares of common stock equal to 8% of the amount borrowed under the tranche divided by an exercise price based on the then‐current market value of the common stock. Warrants will be exercisable for five years from the date of issuance.

Interest on the outstanding balance of the term loan is payable monthly in arrears at an annual rate of one month London Interbank Offered Rate (LIBOR), plus 7.0%, subject to a LIBOR floor of 4%.

Except in the event of a refinancing by Midcap, if the term loan is prepaid by the Company prior to the maturity date, the Company shall pay to Midcap a fee equal to an amount determined by multiplying the outstanding amount of the loan by 3% in the first year, 2% in the second year and 1% in the third year.

Amounts borrowed under the Agreement are secured by a first priority security interest on all existing and after-acquired assets of the Company, including the Company’s intellectual property.

The Agreement contains events of default and remedies customary for loan transactions of this sort including, among others, those related to a default in the payment of principal or interest, a material inaccuracy of a representation or warranty, a default with regard to performance of certain covenants, a material adverse change (as defined in the Agreement) occurs, the entry by a court of one or more judgments or orders for the payment of money against the Company of at least $100,000 that has not been  vacated, satisfied or stayed pending appeal within 20 days from the entry thereof and certain change of control events. The Company would also be in default under the Agreement in the event of certain withdrawals, recalls, adverse test results or enforcement actions with respect to the Company’s products. Upon the occurrence of a default, in some cases following a notice and cure period, Midcap may accelerate the maturity of the loans and require the full and immediate repayment of all borrowings under the Agreement.

The Company plans to use the funds to expand its sales force and its promotional activities to enhance the growth of its existing Canadian product line, prepare for the launch of the recently approved Cambia®, and advance pending business development initiatives.

The Agreement contains financial covenants, including covenants that the Company’s minimum net invoiced revenue be less than the amounts specified in the Agreement for the periods indicated. The Agreement contains customary negative covenants, including with respect to the Company’s ability to sell, lease, transfer, assign, grant a security interest in or otherwise dispose of its assets except in the ordinary course of business, or incur additional indebtedness.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 in this Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On May 11, 2012, in connection with the Agreement referenced in Item 1.01 above, the Company issued to Midcap warrants to purchase  shares of the Company’s common stock equal to 8% of the amount borrowed under the tranche divided by an exercise price based on the 20 day average closing price at the time of the draw. The warrants are exercisable for five years from the issuance date.

The issuance of the warrants to Midcap was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release dated May 14, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STELLAR PHARMACEUTICALS INC.

Date: May 17, 2012	By:	/s/ Scott Langille
Name: Scott Langille
Title: Chief Financial Officer